Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Columbia Banking System, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations	Other	$30,000,000(1)	100%	$30,000,000	0.0001476	$4,428.00
Total Offering Amounts					$30,000,000		$4,428.00
Total Fee Offsets							—
Net Fee Due							$4,428.00

(1)Represents unsecured obligations of Columbia Banking System, Inc. to pay deferred compensation in the future in accordance with the terms of the Umpqua Bank Nonqualified Deferred Compensation Plan (the “Plan”).

(2)Solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.